EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

Board of Directors

Zhone Technologies, Inc.:

We consent to the use of our report dated February 3, 2004, with respect to the consolidated balance sheets of Zhone Technologies, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Zhone Technologies, Inc., incorporated herein by reference and to the reference to our Firm under the heading “Experts”.

Our report dated February 3, 2004, contains an explanatory paragraph describing the Company’s restatement of the financial statements for the year ended December 31, 2002 and an explanatory paragraph describing the Company’s change in accounting for goodwill and other intangible assets.

/s/ KPMG LLP

Mountain View, California

March 5, 2004